Exhibit 10.6

August 19, 2014

Dale Ritter

6 Ogden Lane

Middleton, MA 01949

Dear Dale,

I am pleased to offer you a position as Vice President- Finance at Inotek Pharmaceuticals Corporation (“Inotek” or the “Company”), commencing on August 28 (the “Effective Date”).

This Offer Letter will outline the terms of your employment.

As Vice President- Finance you will report to the President and Chief Executive Officer. You will devote your full business efforts and time to the Company. Your duties include but are not limited to filing accurate and timely financial statements with the Securities and Exchange Commission (SEC), interacting with the Company’s auditors, assisting in the preparation of financial forecasts and modeling, and financial compliance.

Compensation

While employed by the Company, you shall receive as compensation for your services a base salary at the annual rate of $255,000, which will be paid in accordance with the Company’s normal payroll procedures and subject to the usual required withholding.

Stock Options

In addition, the Company shall grant to you an option to purchase 178,476 shares of the Company’s common stock under the existing stock option program (the “Option”). Except as otherwise expressly provided herein, twenty-five percent (25%) of the Option shall vest and become exercisable on the one-year anniversary of the commencement of your employment, and the remainder of the Option shall vest (monthly, on a pro-rated basis, during the 36 months following the one-year anniversary of the commencement of your employment, provided that you remain in the Company’s employ. The foregoing shall not limit the ability of Inotek, in its sole discretion, to grant additional options on an ad hoc basis.

Bonus

In connection with your employment and in addition to your base salary, you are eligible for an annual performance based bonus payable the first quarter of the ensuing year. Your target Bonus will be 30% of your then current annualized base salary, subject to the discretion of the President and CEO and the Board. Your bonus will be pro rated for 2014. The foregoing shall not limit the ability of Inotek, in its sole discretion, to grant additional bonuses or grant raises.

Benefits

As a Company employee, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company.

You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

Annual Leave

You will be eligible to accumulate up to 15 days of paid vacation annually, to be accrued on a monthly basis each month that you work in accordance with the Company’s policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. You will be entitled to up to 10 sick days per year which are prorated based on hire date for the first year. In addition, you will be eligible to receive on an annual basis 11 holiday days if hired before July l and a paid winter shut down from December 25 through January l of each year subject to management discretion. Unless otherwise agreed to by the Company, vacation days and sick days may not be carried over from one year to another.

Place of Employment

Your employment will be in Lexington, Massachusetts. The Company will pay or reimburse you for reasonable travel, or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with the Company’s policies.

Nature of Employment

You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses (if any) or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. Please note, however, that if you are terminated by the Company without Cause (as defined below), then upon your execution of a comprehensive release of claims in the Company’s (and/or its successors(s)) favor in a form and of a scope reasonably acceptable to the Company within the 21-day period following the date your employment terminates and the expiration of the seven-day revocation period for such release, you shall also receive severance payments, at a monthly rate equal to your then current monthly base salary, for six (6) months. Such severance payments shall be payable on at least a monthly basis and shall be subject to all applicable federal, state and local withholding, payroll and other taxes, commencing on the first regular payroll date of the Company that occurs 30 days following the date your employment terminates. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.

For purposes of this letter, “Cause” shall mean any one or more of the following: (i) your misconduct, deliberate disregard of the rules or policies of the Company, or breach of fiduciary duty to the Company; (ii) your commission of an act of fraud, theft, misappropriation or embezzlement; (iii) your violation of federal or state securities laws; (iv) your conviction of, or pleading nolo contendre to, a felony or any other crime involving moral turpitude; or (v) your material breach of this offer letter, any stock option agreement between you and the Company, the Confidentiality Agreement attached hereto as Exhibit A, or any other written agreement between you and the Company. Please note that you shall not be eligible for any severance payments should your employment terminate because of your death or Disability. For purposes of this letter, you shall be deemed to have a “Disability” if you are unable to perform the essential functions of your job or without reasonable accommodation for a period of 120 consecutive or cumulative calendar days in any 12-month period. Any accommodation will not be deemed reasonable if it imposes an undue hardship on the Company. You agree to submit to an examination by a Company-selected physician for the determination of such Disability. Such physician shall not be an employee or consultant of the Company, nor shall such physician be located more than 50 miles from the Company’s current Lexington, Massachusetts office.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or during the term of your employment makes plans to become involved, nor will you engage in any other activities that conflict with your obligations to the Company. You represent and warrant that as of your Effective Date at the Company, you have no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude you from complying with the provisions hereof, and further covenant that you will not enter into any such conflicting Agreement during the term of your employment.

As a Company employee, you will be expected to abide by Company rules and regulations. You also agree to maintain the confidentiality of all confidential and proprietary information of the Company and agree, as a condition of your employment, to enter into Exhibit A, Confidential Information and Invention Assignment Agreement, acceptance of which is an integral part of this offer.

Section 409A

Anything in this Offer Letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Offer Letter on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409 A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The parties intend that this Offer Letter will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Offer Letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409 A of the Code. The parties agree that this Offer Letter may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

All in-kind benefits provided and expenses eligible for reimbursement under this Offer Letter shall be provided by the Company or incurred by you during the time periods set forth in this Offer Letter. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Disputes

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Suffolk County, Massachusetts. However, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information. The Company will pay the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were free to bring the dispute or claim in court as well as any other expense or cost that is unique to arbitration.

The Company and you each will pay their own counsel fees and other expenses associated with the arbitration. The parties agree that the arbitrator will have the authority to direct such discovery as the arbitrator deems necessary and appropriate with respect to the parties’ claim(s) and defense(s), consistent with the applicable Rules of Civil Procedure and Rules of Evidence. Additionally, the arbitrator shall issue a written award that sets forth the essential findings and conclusions” on which the award is based.

Entire Agreement

This letter, and Exhibit A incorporated herein by reference, together represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. Your signature accepting this letter signifies your further separate agreement to Exhibit A.

The terms of this letter may only be amended, canceled or discharged in writing signed by you and the Company. This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Massachusetts. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

Independent Advice

You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this letter, and are knowingly and voluntarily entering into this letter.

We are expecting you to notify us within (4) four days upon receipt of this letter if you decide to take the offered position with the conditions above.

I look forward to working with you at Inotek Pharmaceuticals Corporation.

Sincerely Yours,

Inotek Pharmaceuticals Corporation

/s/ David P. Southwell
David P. Southwell
President, Chief Executive Officer
Telephone: (781) 676-2116
E-mail: dpsouthwell@inotekcorp.com

For

Signature and date: /s/ Dale Ritter 8/28/14
Name: Dale Ritter
Title:
Address: 6 Ogden Lane. Middleton, MA 01949
Telephone: 781-258-9743
E-mail: daleritter1@gmail.com

Encl. Exhibit A: Confidentiality Agreement
Exhibit B: Job Description

Exhibit A. Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

I, Dale Ritter, enter into this Agreement with Inotek Pharmaceuticals Corporation (the “Company”) as a condition of my employment with the Company. I understand and agree that the terms of this Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (“NNCA”) are being incorporated by reference into the offer letter that I signed with the Company (the “Offer Letter”) and that the provisions of this NNCA shall survive the Employment Agreement as well as the termination of my employment for any reason. With those understandings, I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, assets, business relationships or affairs that the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties. Notwithstanding the foregoing, Proprietary Information shall not include information that (i) is in the public domain other than as a result of the act or omission by me, or (ii) was rightfully known by me prior to the date of this Agreement, or (iii) I lawfully receive without obligation of confidentiality from a third party rightfully in possession thereof.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment (whether or not under the Employment Agreement), disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4. Commitment to the Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full working time and efforts to the Company’s business and I will not engage in any other business activity beyond those authorized in my employment agreement without prior authorization from the Board of Directors of Inotek Pharmaceuticals Corporation (the “Board”). In connection with the commencement of my employment, the Board has authorized me to serve on outside boards of directors. I will take whatever action is reasonably requested of me by the Board to resolve any conflict or appearance of conflict that it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that: (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company- Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary

Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all accurate and correct papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8. Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of one (1) year following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, stockholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company, or products or services that the Company, has under development or that are the subject of active planning at any time during my employment; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent (1%) of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers in relation to products or services that are competitive with the business of the Company , and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six (6) months of any attempt to hire such person. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9. Prior Agreements. I hereby represent that I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without posting of a bond. Further, I understand that in the event that the Company prevails in any action or proceeding to enforce or interpret the provisions of this Agreement with respect to me, or to recover for a violation of this Agreement, the Company shall be entitled to its costs and reasonable attorneys’ fees. By acceptance of this Agreement, the Company correspondingly agrees with me that in the event the Company does not prevail in any action or proceeding to enforce or interpret the provisions of this Agreement with respect to me, or to recover for a violation of this Agreement, the Company shall reimburse me for my costs and reasonable attorneys’ fees.

11. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. Notwithstanding the foregoing, if following the termination of my employment by the Company, the Company shall fail to pay to me the “Accrued Obligations” or severance entitlements to which I am entitled under my employment agreement with the Company, and such failure continues for thirty days following written notice, I shall be relieved of all obligations arising under Section 8 of this Agreement. The Company will have the right to assign this Agreement within the Company Group and to the successors and assigns of any member of the Company Group. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company Group or any of the Company’s or the Company Group’s successors or assigns to whose employ I may be transferred without the necessity that this Agreement be re-executed at the time of such transfer. For avoidance of doubt, following any such assignment, my obligations under Section 8 shall be construed as applying to the business of the Company as conducted at the time of my termination of employment, and not to the broader business operations of other Group Companies or of any other assignee.

12. Disclosure to Future Employers. During the Restricted Period, I will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity. In addition, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name or address of my employer or other post-employment plans and the nature of my activities.

13. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

14. Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Dale Ritter
Dale Ritter

Date:	8/28/14

EXHIBIT A

To:	Inotek Pharmaceuticals Corporation

From:	Dale Ritter

Date:

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below: